November 27, 2006

Davis New York Venture Fund, Inc.
2949 East Elvira Road, Suite 101
Tucson, Arizona  85706

Ladies and Gentlemen:

We have acted as counsel for Davis New York Venture Fund, Inc. (the "Company")
in connection with the registration under the Securities Act of 1933 (the "Act")
of an indefinite number of shares of beneficial interest in certain series of the Company designated as Davis New York Venture Fund and Davis Research Fund
(collectively the "Shares") in registration statement No. 2-29858 on Form N-1A
(the "Registration Statement").

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Articles of Incorporation and Bylaws of the Company, actions of the Board of Directors authorizing the issuance of
Shares and the Registration Statement.

Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the Articles of Incorporation and the actions of the Board of Directors authorizing the issuance of the Shares, and the receipt by the Company of the authorized consideration therefor, the
Shares so issued will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration
Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                                        Very truly yours,

                                                        /s/ Seyfarth Shawl LLP
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